Exhibit 99.1

INVESTOR CONTACT:

Judy Davies, VP, Investor Relations

+1 408-864-7549

judy.davies@verigy.com

Verigy Reports Record Revenue of $778 Million for Fiscal Year 2006 and Fourth Quarter Revenue of $202 Million

CUPERTINO, Calif., Nov. 14, 2006 – Verigy Ltd. (NASDAQ: VRGY), a premier semiconductor test company, today reported financial results for its fourth quarter and fiscal year 2006 ended October 31, 2006.

Fiscal fourth quarter revenue was $202 million, a 6 percent decrease from the prior quarter revenue of $214 million and a 27 percent increase over revenue of $159 million in the fourth quarter of fiscal year 2005.

On a GAAP basis, net income for the quarter was $14 million, or $0.25 per share, compared with net income of $13 million, or $0.23 per share in the prior quarter.  Net income for the fourth quarter included $17 million of charges related principally to separation and restructuring activities undertaken in connection with Verigy’s spin-off from Agilent Technologies.  The spin-off was completed on October 31, 2006 with Agilent Technologies’ distribution of the 50 million Verigy ordinary shares it previously owned.  Excluding the charges related to the spin-off and $2.2 million of share-based compensation expense, on a non-GAAP basis net income was $33 million, or $0.56 per share.

For fiscal year 2006, revenue was $778 million, an increase of 71 percent from revenue of $456 million in fiscal year 2005.  On a GAAP basis for fiscal year 2006 the company broke even, compared to a net loss of $119 million, or $2.38 per share, for fiscal year 2005.

Orders for the fourth quarter of fiscal 2006 were $164 million, down approximately 18 percent from the prior quarter.  For fiscal year 2006, orders were $852 million, up approximately 63 percent from fiscal year 2005.

“The strong revenue in our fourth quarter was fueled primarily by robust sales of our V5000 Series memory and 93000 Pin Scale products, and continued acceptance of our RF test capability on the V93000 Series platform,” said Keith Barnes, Verigy’s president and chief executive officer. “Fiscal year 2006 was a record year for Verigy from a revenue perspective.  We are pleased with this milestone particularly because it was achieved while we were undergoing a substantial transition for the company in terms of our spin-off from Agilent and our manufacturing move to Flextronics.  As we enter our fiscal year 2007, we will continue to focus on profitable growth, product innovation, and customer satisfaction as our top priorities.”

“We are very proud of the fact that the company broke even for the fiscal year 2006 on a GAAP basis, particularly given the $97 million of restructuring and separation charges we incurred as a result of the spin-off from Agilent,” added Bob Nikl, Verigy’s chief financial officer.  “Operationally, we performed to our financial guidance for the fiscal fourth quarter and strengthened our cash balance to $300 million with zero debt.”

Outlook for Q1 2007

For the fiscal first quarter ending Jan. 31, 2007, the company provided the following guidance:

•      Revenue is expected to be in the range of $150 to $160 million.

•      GAAP net income is expected to be in the range of $10 to $12 million, or $0.16 to $0.21 per share, and will include between $3 to $3.5 million of share-based compensation expense.

•      On a non-GAAP basis, the company expects to report net income of $13 to $16 million, or $0.22 to $0.27 per share. To reconcile first quarter GAAP and non-GAAP net income and net income per share, the company expects to exclude $3 to $4 million of charges related principally to separation and restructuring activities undertaken in connection with Verigy’s spin-off from Agilent Technologies from the GAAP results.

This guidance is forward-looking, and actual results may differ materially. The company has no obligation to update this guidance.

Conference Call and Webcast

Verigy’s management will present more details on its fourth quarter and fiscal year 2006 financial results on a conference call with investors today beginning at 1:30 p.m. (Pacific). This event will be webcast live in listen-only mode. Listeners may log on at http://investor.verigy.com and select “Q4 and Fiscal Year 2006 Verigy Earnings Conference Call” in the “Webcasts & Presentations” section. The webcast will remain available on the company’s Web site for seven days.

A telephone replay of the conference call will be available from 4:30 p.m. (Pacific) today through November 21, 2006. The replay number is +1 888-286-8010 toll-free, or international callers may dial +1 617-801-6888; enter pass code 31988396.

About Verigy

Verigy designs, develops, manufactures, sells and services advanced test systems and solutions for the flash memory and system-on-chip segments of the semiconductor industry. Verigy’s scalable platform systems are used by leading semiconductor companies worldwide in design validation, characterization, and high volume manufacturing test. Formerly part of Agilent Technologies, the company began doing business as Verigy on June 1, and completed its initial public offering on June 13, 2006. Information about Verigy can be found at www.verigy.com.

Forward-Looking Statements

In our earnings release, some of the comments are forward-looking, including statements regarding Verigy’s revenue and earnings; guidance for the first quarter; and other statements that express the company’s expectations, beliefs, plans and forecasts.  Words such as expect, anticipate, intend, plan, believe, estimate and variations of such words and similar expressions may identify additional forward-looking statements.  These forward-looking statements are based on current information and estimates, and are not guarantees of future performance or events.  These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  The risks and uncertainties include, but are not limited to, unforeseen changes in demand for semiconductors and thus for semiconductor test solutions, the strength of our customers’ businesses, and unforeseen changes in the demand for current and new products and technologies.  Additional factors that may cause results to differ materially from those in the forward-looking statements are discussed in our Quarterly Report on Form 10-Q for the quarter ended July 31, 2006.  The forward-looking statements, including guidance, are only valid as of this date, and Verigy undertakes no duty to update any forward-looking statements.

Information About Non-GAAP Measures

Our management uses non-GAAP measures to evaluate the operating performance of the company. By eliminating the separation and restructuring charges associated with Verigy’s spin-off from Agilent Technologies, as well as share-based compensation expense from the adoption of FAS 123R, management is better able to assess the actual performance of the business in its independent state.  This also forms the basis for certain elements of employee compensation.  Since management finds the non-GAAP information to be useful, we believe that our investors would also benefit from seeing our results “through the eyes” of management in addition to seeing our GAAP results.  This information also facilitates our management’s internal comparisons to our historical operating results as well as to the operating results of our competitors.  A reconciliation between our GAAP and non-GAAP results is provided in the attached tables.  Readers are reminded that non-GAAP numbers are merely a supplement to, and not a replacement for, GAAP financial measures.  They should be read in conjunction with the GAAP financial measures.

VERIGY LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
	2006	2005	2006	2005

Orders:	$164	$199	$852	$522

Net revenue:
Products	$164	$131	$646	$355
Services	38	28	132	101
Total net revenue	202	159	778	456

Cost of sales
Cost of products (*)	88	81	331	228
Cost of services (*)	25	23	97	88
Total cost of sales	113	104	428	316

Operating expenses
Research and development (*)	24	25	99	101
Selling, general and administrative (*)	35	33	149	134
Restructuring charges	1	6	17	7
Separation costs	13	3	69	3
Total operating expenses	73	67	334	245

Income (loss) from operations	16	(12)	16	(105)
Other income (expense), net	3	(1)	5	(1)

Income (loss) before taxes	19	(13)	21	(106)
Provision for taxes	5	2	21	13

Net income (loss)	$14	$(15)	$—	$(119)

Net income (loss) per share- basic:	$0.25	$(0.30)	$—	$(2.38)

Net income (loss) per share- diluted:	$0.25	$(0.30)	$—	$(2.38)

Weighted average shares (presented in thousands) used in computing net income (loss) per share:
Basic	58,652	50,000	53,356	50,000
Diluted	58,666	50,000	53,356	50,000

*Share-based compensation expense by function:
Cost of products	$0.2	—	$1.7	—
Cost of services	0.1	—	0.2	—
Research and development	0.2	—	1.3	—
Selling, general and administrative	1.7	—	7.2	—

Historical amounts were reclassified to conform with current period presentation.

VERIGY LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except share amounts)

(Unaudited)

	October 31,	October 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$300	$—
Trade accounts receivable, net	108	75
Related party accounts receivable	8	—
Inventory	87	110
Other current assets	48	14
Total current assets	551	199

Property, plant and equipment, net	44	18
Goodwill	18	17
Other assets	61	26
Total assets	$674	$260

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$75	$21
Related party payable	37	—
Employee compensation and benefits	43	40
Deferred revenue	58	42
Income and other taxes payable	24	32
Other accrued liabilities	16	23
Total current liabilities	253	158

Long-term liabilities	34	15
Total liabilities	287	173

Commitments and contingencies

Stockholders’ equity
Owner’s net investment	—	86
Ordinary shares issued and outstanding at October 31, 2006 58,651,559
Additional paid in capital	355	—
Deferred share-based compensation	2	—
Retained earnings	33	—
Accumulated other comprehensive income (loss)	(3)	1
Total stockholders’ equity	387	87
Total liabilities and stockholders’ equity	$674	$260

VERIGY LTD.

RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP NET INCOME (LOSS)

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended								Twelve Months Ended
	October 31, 2006	EPS	July 31, 2006	EPS	April 30, 2006	EPS	January 31, 2006	EPS	2006	EPS

GAAP net income (loss)	$14	$0.25	$13	$0.23	$(11)	(0.22)	$(16)	(0.32)	$—	$—
Non-GAAP adjustments:
Restructuring charges in cost of sales	2.2	0.03	2.2	0.04	2.4	0.05	0.9	0.02	7.7	0.14
Restructuring charges in operating expenses	0.9	0.01	1.6	0.03	8.0	0.16	6.0	0.12	16.5	0.31
Separation related costs in cost of sales	1.0	0.02	—	—	3.7	0.07	—	—	4.7	0.09
Separation related costs in operating expenses	12.6	0.21	20.9	0.38	20.0	0.40	15.0	0.30	68.5	1.28
Share-based compensation expense	2.2	0.04	1.7	0.03	2.5	0.05	4.0	0.08	10.4	0.19
Other	—	—	—	—	(0.7)	(0.01)	—	—	(0.7)	(0.01)
Non-GAAP net income	$33	$0.56	$39	$0.71	$25	$0.50	$10	$0.20	$107	$2.00

	Three Months Ended								Twelve Months Ended
	October 31, 2005	EPS	July 31, 2005	EPS	April 30, 2005	EPS	January 31, 2005	EPS	2005	EPS

GAAP net loss	$(15)	(0.30)	$(22)	(0.44)	$(37)	(0.74)	$(45)	(0.90)	$(119)	(2.38)
Non-GAAP adjustments:
Restructuring charges in cost of sales	1.0	0.02	—	—	—	—	—	—	1.0	0.02
Restructuring charges in operating expenses	6.2	0.12	1.0	0.02	—	—	—	—	7.2	0.14
Separation related costs in cost of sales	—	—	—	—	—	—	—	—	—	—
Separation related costs in operating expenses	2.8	0.06	—	—	—	—	—	—	2.8	0.06
Non-GAAP net loss	$(5)	$(0.10)	$(21)	$(0.42)	$(37)	$(0.74)	$(45)	$(0.90)	$(108)	$(2.16)